Exhibit 99.1

For Immediate ReleaseContact:

Fitzhugh Taylor

(203) 682-8261

ftaylor@icrinc.com

Ruth’s Hospitality Group, Inc. Completes Acquisition of Hawaiian Restaurants from Longtime Franchise Partner

WINTER PARK, Fla.—(BUSINESS WIRE)—December  12, 2017—Ruth’s Hospitality Group, Inc. (“RHGI”) (NASDAQ: RUTH) today announced that it has completed the previously announced acquisition of six restaurants in Hawaii from longtime franchise partner, Desert Island Restaurants, for approximately $35 million in cash. The acquisition includes six restaurants, including a new location opened in early November on the island of Kauai, as well as area development rights for the balance of the state. The acquisition has been funded with debt through the Company’s senior credit facility.

Mike O’Donnell, Chairman and Chief Executive Officer of Ruth’s Hospitality Group, stated, “We believe the acquisition of our Hawaiian franchise locations presents a significant opportunity for us. Since 1994, Randy Schoch and the local teams have built an award-wining group of restaurants leveraging our founder Ruth Fertel’s successful recipe: sizzling prime steaks and legendary hospitality, together with the aloha spirit of Hawaii.  I’m pleased to officially welcome these impressive restaurants and their outstanding teams into the Ruth’s Hospitality Group family.  We are proud of their achievements and we are committed to supporting their success.  Randy will maintain a leadership relationship with RHGI and together we will work to ensure a seamless transition for team members and guests.”

About Ruth’s Hospitality Group, Inc.

Ruth's Hospitality Group, Inc., headquartered in Winter Park, Florida, is the largest fine dining steakhouse company in the U.S. as measured by the total number of Company-owned and franchisee-owned restaurants, with over 150 Ruth’s Chris Steak House locations worldwide specializing in USDA Prime grade steaks served in Ruth’s Chris’ signature fashion – “sizzling.”

For information about our restaurants, to make reservations, or to purchase gift cards, please visit www.RuthsChris.com. For more information about Ruth’s Hospitality Group, Inc., please visit www.rhgi.com.